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                                                                      EXHIBIT 99


Acorn Products to Appeal Nasdaq Determination


     COLUMBUS, Ohio, October 16, 2002 -- Acorn Products, Inc. (Nasdaq: ACRN) announced today that it had received a Nasdaq Staff Determination on October 11, 2002, indicating that the Company fails to comply with the minimum market value of publicly held shares requirement for continued listing as set forth in Marketplace Rule 4310, and that its common stock, therefore, is subject to delisting from The Nasdaq SmallCap Market. The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to appeal the Staff Determination.

     The Company believes that upon completion of its previously announced rights offering, the Company will regain compliance with all Nasdaq listing requirements. However, there can be no assurance the Panel will grant the Company's request for continued listing.

     Acorn Products, Inc., through its operating subsidiary UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the United States. Acorn's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools, cutting tools and watering products. Acorn sells its products under a variety of well-known brand names, including Razor-Back(TM), Union(TM), Yard 'n Garden(TM), Perfect Cut(TM) and, pursuant to a license agreement, Scotts(TM). In addition, Acorn manufactures private label products for a variety of retailers. Acorn's customers include mass merchants, home centers, buying groups and farm and industrial suppliers.

     Razor-Back(TM), Union(TM), Yard 'n Garden(TM) and Perfect Cut(TM) are registered trademarks of Acorn. Scotts(TM) is a registered trademark of The Scotts Company.

     The statements contained herein that are not purely historical are forward looking statements within the meaning of the Securities Exchange Act of 1934, including statements regarding Acorn's expectations regarding compliance with Nasdaq's listing requirements. All forward looking statements contained herein are based upon information available to Acorn as of the date hereof, and Acorn assumes no obligation to update any such forward looking statements. Actual results could differ materially from Acorn's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Acorn's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and the other reports filed from time to time by Acorn with the Securities and Exchange Commission.

Contact: John G. Jacob, Vice President and Chief Financial Officer of Acorn Products, Inc. (614) 222-4400.





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